Kintara Therapeutics, Inc.

12707 High Bluff Drive, Suite 200

San Diego, CA 92130

March 30, 2021

VIA EDGAR

United States Securities and Exchange Commission

Division of Corporation Finance

100 F Street, N.E.

Washington, D.C. 20549

Re:	Kintara Therapeutics, Inc. (the “Company”)

Registration Statement on Form S-3 (File No. 333-254662)

Ladies and Gentlemen:

In accordance with Rule 461 under the Securities Act of 1933, as amended, the Company hereby requests that the above-referenced Registration Statement (the “Registration Statement”) be declared effective by the Securities and Exchange Commission at 4:15 p.m., Eastern Time, on April 1, 2021, or as soon as practicable thereafter.

Please call Steven M. Skolnick of Lowenstein Sandler LLP at (973) 597-2476 to confirm the effectiveness of the Registration Statement or with any questions.

[Signature page follows.]

U.S. Securities and Exchange Commission

March 30, 2021

Very truly yours,

KINTARA THERAPEUTICS, INC.

By:	/s/ Scott Praill
Name:	Scott Praill
Title:	Chief Financial Officer